Exhibit 99.2

Release No. 0507-15                                                                                                FOR IMMEDIATE RELEASE
May 25, 2007

RAYMOND JAMES FINANCIAL BOARD
DECLARES QUARTERLY DIVIDEND

ST. PETERSBURG, Fla.– The Raymond James Financial Board of Directors Thursday authorized a quarterly cash dividend on its common shares of $.10 per share, payable July 19 to shareholders of record July 3, 2007.

This is the 21st consecutive year in which Raymond James has paid its shareholders a dividend.

The company will host an analysts’ conference on Friday, June 1, at 8:30 a.m. EDT, at its international headquarters in St. Petersburg, Fla. A recording of the conference sessions will be available on demand on the company’s Web site, raymondjames.com, under “About Our Company,” “Investor Relations,” “Analysts Covering RJF” beginning June 4 and will remain available for one month. The subjects to be covered may also include forward-looking information. Questions may be posed to management by participants at the conference, and in response the company may disclose additional material information.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have more than 4,650 financial advisors serving 1.6 million accounts in 2,200 locations throughout the United States, Canada and overseas. Total client assets are approximately $203 billion. Approximately $34.8 billion are managed by the firm’s asset management subsidiaries.

For more information, contact Anthea Penrose at 727-567-5283.
Please visit the Raymond James Press Center at raymondjames.com/media